NEWS RELEASE
For More Information:
Jeffrey P. Lisenby, General Counsel
800-282-6242 • 205-445-2668 • JeffLisenby@proassurance.com
ProAssurance Announces Retirement of PICA Group President, Dr. Ross E. Taubman
BIRMINGHAM, AL – (BUSINESSWIRE) – August 16, 2023 – PICA Group, part of the ProAssurance family of companies, announced today the retirement of Dr. Ross E. Taubman, DPM. effective March 31, 2024, after 12 years of dedicated service.
During his tenure, Dr. Taubman has been a valuable leader of the PICA Group team, overseeing PICA and OUM since he joined the company in 2011, as well as assuming responsibility as the head of PICA Group’s additional business units, DentistCare and LawyerCare, in 2019.
Throughout his time as President, Dr. Taubman demonstrated exceptional strategic vision and a passion for innovation. His commitment has helped PICA Group expand its market presence and deliver exceptional results. Under his guidance, PICA has received the Top Workplaces Award in Middle Tennessee for eight consecutive years.
Ned Rand, CEO of ProAssurance, expressed gratitude for Taubman’s contributions saying, “We would like to extend our sincere appreciation to Ross for his outstanding leadership and unwavering dedication. He has played a pivotal role in positioning PICA Group as a leader in the professional liability marketplace, and we are grateful for his contributions to the growth and success of our company. His positive impact on the organization, mentorship to colleagues, and ability to foster a collaborative work environment will leave a lasting impression.”
Upon Ross’ retirement, Margaret Christian, Senior Vice President, will assume the leadership of the PICA Group. Luke Cicchinelli, DPM, who was hired in May 2023, will continue to serve as Chief Medical Director.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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